EXHIBIT INDEX

(h)(7) Amended and Restated Fee Waiver Agreement, dated November 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Threadneedle International Fund, a series of AXP International Series, Inc.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(p)(3) Code of Ethics, dated October 2004, adopted under Rule 17j-1 for Registrant's Subadviser, Threadneedle International Ltd.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Nov. 11, 2004.